UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

August 17, 2011
Date of Report (Date of earliest event reported)

BCM ENERGY PARTNERS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-53176	47-0948014
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

301 St. Charles, Floor 3, New Orleans, LA	70130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (504) 525-8299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01.  Entry into a Material Definitive Agreement.

Purchase Agreements and Option Agreements

BCM Energy Texas, L.L.C. (“BCM Energy Texas”), a wholly owned subsidiary of BCM Energy Partners Inc. (the “Company”), entered into a Purchase Agreement, dated as of August 17, 2011 (the “Gulf/Mitchell Purchase Agreement”), with Drum Oil & Gas, Inc. (“Drum O&G”).  Under the terms of the Gulf/Mitchell Purchase Agreement, BCM Energy Texas agreed to acquire 90% of Drum O&G’s 18 net revenue interests in oil and gas wells located in Liberty County, Texas in exchange for $967,741.94 in cash, subject to ordinary adjustments.  Drum O&G owns a 66.00% net revenue interest in 15 of such wells and a 75.00% net revenue interest in three of such wells.

BCM Energy Texas also entered into a Purchase Agreement, dated as of August 17, 2011 (the “Wirt/Mitchell Purchase Agreement” and, collectively with the Gulf/Mitchell Purchase Agreement, the “Purchase Agreements”), with Drum Equipment, Inc. (“Drum Equipment” and collectively with Drum O&G, the “Sellers”).  Under the terms of the Wirt/Mitchell Purchase Agreement, BCM Energy Texas agreed to acquire 90% of Drum Equipment’s 27 net revenue interests in oil and gas wells also located in Liberty County, Texas in exchange for $1,617,511.52 in cash, subject to ordinary adjustments.  Drum Equipment owns a 71.00% net revenue interest in 22 of such wells and a 71.5% net revenue interest in two of such wells.

Under the Gulf/Mitchell Purchase Agreement, BCM Energy Texas also entered into an Option Contract, dated as of August 17, 2011, with Drum O&G (the “Gulf Crown Option”).  Under the terms of the Gulf Crown Option, Drum O&G granted to BCM Energy Texas a one-year option to acquire 90% of Drum O&G’s 17 net revenue interests in oil and gas wells located in Liberty County, Texas in exchange for between $3,763.44 and $406,989.25 in cash, subject to ordinary adjustments, depending on how many wells it purchases, if any.  Drum O&G owns a 35.00% net revenue interest in 15 of such wells, a 0.00% net revenue interest in one of such wells and a 36.16% net revenue interest in one of such wells.

Pursuant to the terms of the Wirt/Mitchell Purchase Agreement, BCM Energy Texas also entered into an Option Contract, dated as of August 17, 2011 with Drum Equipment (the “Carter/McGuire Option” and, collectively with the Gulf Crown Option, the “Options”).  Under the terms of the Carter/McGuire Option, Drum Equipment granted to BCM Energy Texas a one-year option to acquire 90% of Drum Equipment’s 19 net revenue interests in oil and gas wells located in Liberty County, Texas in exchange for between $3,763.44 and $406,989.25 in cash, subject to ordinary adjustments, depending on how many wells it purchases, if any.  Drum Equipment owns a 0.00% net revenue interest in two of such wells and between 71.00% and 79.00% net revenue interest in 17 of such wells.

Each of the Options have attached form purchase agreements for the purpose of acquiring the net revenue interests described in the Options that are substantially similar to the Purchase Agreements.

The Purchase Agreements contain customary representations and warranties and covenants by each of the parties.  There are certain exceptions in the Purchase Agreements relating to royalty payments that were not paid by the Sellers.  Among other things, during the interim period between the execution of the Purchase Agreement and closing, Sellers agree to operate and maintain the assets in the ordinary course of business and not to engage in certain types of activities and transactions, subject to certain exceptions.  The Purchase Agreements provide that the acquisitions contemplated thereby must close within 30 days of August 17, 2011.  Closing of the transactions contemplated by the Purchase Agreements are conditioned upon, among other things: BCM Energy Texas securing adequate financing; the correctness of the representations, warranties and covenants; no material adverse effect on the assets being purchased; and  the execution and delivery of all items required by the Purchase Agreements.

The foregoing description of Sellers’ and BCM Energy Texas’s rights and obligations under the Purchase Agreements and the Options and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the copies of the Purchase Agreements and Options, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for its fiscal year ended May 31, 2011.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are being filed herewith:

99.1 Press Release issued by the Company dated August 22, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BCM ENERGY PARTNERS, INC.

Date: August 22, 2011	By:	/s/ Charles B. Mathews
	Name:	Charles B. Mathews
	Title:	Chief Financial Officer